EXHIBIT 99.1

PRESS RELEASE

Reference:	LI.07.03
Release Date:	April 9, 2007

Lpath Closes First Tranche of $16.8 Million Equity Financing

Lehman and Wm. Harris Lead PIPE Investment

Insiders also Participate in Funding to Take Anti-Cancer Drug Sphingomab™ into Clinical Trials

SAN DIEGO, CALIFORNIA: Lpath, Inc. (OTC: LPTN), the category leader in therapeutic agents against bioactive lipids, today announced the receipt of approximately $13.9 million in the first closing of a private placement of unregistered shares of Class A common stock.  The shares were issued at a price of $0.95 per share, with each investor also receiving warrants to purchase the number of shares of Class A common stock equal to 35% of the number of common shares purchased in this financing.  The warrants have a five-year term and are immediately exercisable at a price of $1.05 per share into restricted shares of Class A common stock. Griffin Securities and McGinn Smith served as placement agents for the financing.

The investors in this transaction have committed to invest a total of $16.8 million, with the balance of $2.9 million to be invested in a second tranche under the same terms, subject to the satisfaction of certain conditions.

Lehman Brothers and William Harris Investors led the round of financing, which also included investments by previous investors, Roaring Fork Capital SBIC LP and the Peierls Foundation, Inc. Additional investors include: Scott Pancoast, Lpath’s president and CEO; Genevieve Hansen, Ph.D., Lpath’s vice president of research; Glenn Stoller, M.D., head of Lpath’s ocular division; and other key employees and affiliates.

Proceeds from the funding will be used to take Lpath’s lead compound, Sphingomab, into clinic trials and to further develop Lpath’s other therapeutic programs.

“This funding represents an important milestone for Lpath and is a clear affirmation of the value of our accomplishments and potential,” noted Lpath CEO Scott Pancoast.

Charles Polsky, M.D., portfolio manager of William Harris Investors, added, “We are enthusiastic about Lpath’s innovative antibody technology and are excited to participate in this financing.”

In conjunction with the financing, Jeffrey Ferrell, senior vice president of Lehman Brothers joined Lpath’s board of directors, and Geoff Swortwood voluntarily resigned from the board. In addition, Roger Sabbadini, Ph.D., Lpath’s founder and chief scientific officer, re-joined the board as an “interim” director to serve until a qualified independent director is designated.

Ferrell currently oversees public and private healthcare investments for Global Trading Strategies, a principal investment group within Lehman Brothers. Prior to joining Lehman in 2001, he was a principal at Schroder Ventures Life Sciences in Boston. Ferrell graduated with an A.B. in Biochemical Sciences from Harvard University.

“We are fortunate to have Jeffrey join our board at this pivotal stage of our development,” said Pancoast. “His in-depth knowledge of the life sciences sector and his strong background in corporate partnerships will help Lpath build on its position as the leader in lipidomic-based therapeutics.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Class A common stock may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws. As part of this transaction, Lpath, Inc. has agreed to file a registration statement covering the resale of the shares of Class A common stock sold in this financing as well as those shares issuable upon conversion of the warrants.

About Lpath
Lpath, Inc., headquartered in San Diego, California, is the category leader in lipidomic-based therapeutics, an emerging field of medical science whereby bioactive signaling lipids are targeted for treating important human diseases. Lpath's lead product candidate, Sphingomab, is a monoclonal antibody against a validated cancer target, sphingosine-1-phosphate (S1P), and has demonstrated compelling results in preclinical studies against multiple forms of cancers, against AMD, and against heart failure. Sphingomab is potently anti-angiogenic, yet it has other mechanisms of action that may prove advantageous in the clinical setting. As such, Lpath believes Sphingomab may represent the next generation of anti-angiogenesis-based therapeutics.

Lpath’s second product candidate, Lpathomab™, is a monoclonal antibody against lysophosphatidic acid (LPA), a key bioactive lipid that has been long recognized as a significant promoter of cancer-cell growth and metastasis in a broad range of tumor types.

Lpath's unique ability to generate antibodies against bioactive lipids is based on its patented ImmuneY2™ technology. The company intends to apply the ImmuneY2 process to other important lipid-signaling agents, thereby providing a robust pipeline of antibody-based drug candidates.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that required clinical trials will be successful, necessary regulatory approvals will be obtained, or the proposed treatments will prove to be safe or effective. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development of therapeutic drugs, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on research grants, current and future competition, and other risks described from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Contact:
Scott Pancoast	Investor Relations
(858) 678-0800 x104	Liolios Group, Inc.
spancoast@lpath.com	Scott Liolios or Ron Both
www.lpath.com	(949) 574-3860

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